SUB-ITEM 77-E
LEGAL PROCEEDINGS
Since October 2003, Federated
and related entities (collectively,
"Federated") and various
Federated-sponsored mutual funds
(Funds) have been named as defendants
in several class action
lawsuits now pending in the United
States District Court for the District
of Maryland. The lawsuits were
purportedly filed on behalf of
people who purchased, owned and/or
redeemed shares of certain Funds
during specified periods beginning
November 1, 1998. The suits are
generally similar in alleging that
Federated engaged in illegal and
improper trading practices including
market timing and late trading in
concert with certain institutional
traders, which allegedly caused
financial injury to the mutual fund
shareholders. Federated without
admitting the validity of any
claim has reached a preliminary
settlement
with the Plaintiffs in these cases.
Any settlement would have to be
approved by the Court.
     Federated entities have also
been named as defendants in several
additional lawsuits that are now
pending in the United States District
Court for the Western District of
Pennsylvania. These lawsuits have
been consolidated into a single action
alleging excessive advisory fees
involving one of the Funds.
     The Board of the Funds retained
the law firm of Dickstein Shapiro
LLP to represent the Funds in
each of the lawsuits described in
the preceding two paragraphs.
Federated and the Funds, and their
respective counsel, have been
defending this litigation, and none
of the Funds remains a defendant in
any of the lawsuits. Additional
lawsuits based upon similar allegations
may be filed in the future. The
potential impact of these lawsuits,
all of which seek monetary damages,
attorneys' fees and expenses,
and future potential similar suits is
uncertain. Although we do not believe
that these lawsuits will have a
material adverse effect on the Funds,
there can be no assurance that these
suits, ongoing adverse
publicity and/or other developments
resulting from the allegations in
these matters will not result in
increased redemptions, or reduced
sales of shares of the Funds or
other adverse consequences for the
Funds.